Exhibit 99.1

Legendary Hospitality Brand Partners with World’s Largest Indoor Pickleball and Padel Facility Based In Scottsdale, Arizona

Caliber’s Joint Venture Development, PURE Pickleball & Padel, Announces Agreement with Wolfgang Puck Catering

SCOTTSDALE, AZ, August 19, 2025 – Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced that its joint venture development, PURE Pickleball & Padel™ (“PURE”) has signed a 10-Year, exclusive agreement with Wolfgang Puck Catering, a premium catering, corporate dining and hospitality company. Wolfgang Puck Catering will serve as the exclusive food and beverage services provider for PURE’s first floor restaurant and bar, grab-and-go marketplace, pro arena concessions; second floor special events space, teaching kitchen, VIP lounge, and rooftop patio and bar. Unique to this project, PURE and Wolfgang Puck Catering will co-market corporate and social events that blend sports and entertainment, world-class pickleball and padel events as well as exhibitions featuring culinary activities that inspire creativity and collaboration including hands-on cooking, custom menus, and educational interaction with world-class chefs.

PURE Pickleball & Padel™ is developing an 11+ acre site in the Riverwalk Development Project located in the Talking Stick Entertainment District, a 100-acre site adjacent to Scottsdale. PURE will be a world-class pickleball and padel facility and pro arena and seeks to claim the title of the largest indoor pickleball and padel facility in the world. The 196,726 square feet state-of-the-art facility will boast a 1,200-seat pro arena, 40 indoor pickleball courts, 8 indoor padel courts, sports performance and recovery fitness center by HonorHealth™, restaurant and bar by Wolfgang Puck Catering, pro shop, locker rooms and spa, special event spaces, rooftop patio and bar, meeting spaces, childcare and other amenities.

Pamela Brunson, President of Wolfgang Puck Catering said ““Racquet sports have long been popular, but it’s been exciting to see the rise of pickleball and padel and the positive impact they’re having both in the U.S. and around the world. This new partnership brings the best of two leading brands together and will deliver a world-class experience to guests.”

Chris Loeffler, CEO of Caliber, said, “We are excited to partner with Wolfgang Puck Catering, a renowned brand in the food service industry that fits our vision for PURE Pickleball & Padel™ as a premier destination for the sport’s enthusiasts and first class social and culinary experiences.”

Kevin J. Berk, Co-Founder & CEO of PURE, said, “PURE engaged Wolfgang Puck Catering in a strategic opportunity to develop a show-site for culinary excellence at what will be the most iconic pickleball and padel facility in the world.”

For developing PURE, Caliber created the Pickleball at Riverwalk Fund, a single asset offering designed to invest in real estate, land sublease, and business operations. This offering is active and allows for direct investment from accredited investors as well as qualified opportunity zone funds (QOFs) seeking to allocate capital to a potentially attractive qualified opportunity zone business (QOZB). Caliber has designed the offering for broad participation, seeking Pickleball & Padel enthusiasts who are looking for exposure to the two fastest growing sports in the United States and the World.

For more information on the project, visit Caliber’s website.

PURE exterior rendering
PURE interior rendering

About Caliber (CaliberCos Inc.)
With over $2.9 billion in Managed Assets, Caliber’s 16-year track record of managing and developing real estate is built on a singular goal: to make money in all market conditions, specializing in hospitality, multi-family residential, and multi-tenant industrial. Our growth is fueled by performance and a key competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions often overlook. Integral to this advantage is our in-house shared services group, which gives Caliber greater control over our real estate and enhanced visibility into future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in Caliber’s Private Funds.

About PURE Pickleball & Padel
PURE Pickleball & Padel has partnered with Caliber to build the world's largest indoor pickleball & Padel facility and pro arena in Scottsdale, Arizona, with a target opening date of late 2026. The 196,726 square feet state-of-the-art facility will boast 48 indoor courts (40 Pickleball and 8 Padel), a 1,200-seat pro arena, along with country club level amenities that include a restaurant and bar, retail pro shop, gym, recovery spaces, VIP lounge, office space, childcare and teen room. PURE is a member-focused, program-driven concept that will connect the two fastest growing sports in the world with the Scottsdale community across all ages, skill levels, and backgrounds. With an estimated 500,000 visits annually, the facility plans to host the largest pickleball/padel tournaments in the world.

About Wolfgang Puck Catering
At Wolfgang Puck Catering, we believe in more than just crafting exquisite dishes. We believe in the transformative magic of food, the alchemy that occurs when passion meets fresh, farm-to-table ingredients. Austrian-born chef Wolfgang Puck founded our chef-driven organization in 1998 with the belief that guests want restaurant-quality food and service in non-traditional settings. We have since expanded our footprint nationally, bringing restaurant-style dining and catering services to cultural centers, entertainment and corporate locations in major markets including Dallas, Austin, Houston, Los Angeles, San Francisco, San Diego, Seattle, Chicago, Philadelphia and Atlanta.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber Investor Relations:
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

PURE Pickleball & Padel
Kevin J. Berk – Co-Founder & CEO
+1 480-861-7474
Kevin@purepickleball.com

Wolfgang Puck Catering
Susan Hosmer
Susanhosmer@gmail.com

Stephanie Davis
sldavislv@gmail.com